                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                        International Aircraft Investors
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                        INTERNATIONAL AIRCRAFT INVESTORS
                       3655 TORRANCE BOULEVARD, SUITE 410
                           TORRANCE, CALIFORNIA 90503

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 1998

                            ------------------------

Dear Stockholders:

     The annual meeting of stockholders of International Aircraft Investors, (the "Company") will be held at the Torrance Marriott, 3635 Fashion Way, Torrance, California 90503 on May 21, 1998, at 10:00 a.m., to consider and vote on the following matters described in this Notice and the enclosed Proxy
Statement:

     (1) To elect eight members of the Board of Directors; and

     (2) To consider and vote upon a proposal to ratify the selection of KPMG Peat Marwick LLP as independent public accountants for the Company for the fiscal year ending December 31, 1998; and

     (3) To consider such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

     Enclosed is a Proxy Statement describing the matters to be voted upon at the annual meeting. Please read it carefully and then sign, complete and return your Proxy as promptly as possible. If you receive more than one Proxy because your shares are registered in different names or addresses, each such Proxy should be signed and returned to assure that all your shares will be voted.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     Stuart M. Warren,
                                     Secretary

April 16, 1998

--------------------------------------------------------------------------------

        YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND
   RETURN IT PROMPTLY. THANK YOU.
--------------------------------------------------------------------------------

                        INTERNATIONAL AIRCRAFT INVESTORS
                       3655 TORRANCE BOULEVARD, SUITE 410
                           TORRANCE, CALIFORNIA 90503
                            ------------------------

                                PROXY STATEMENT
                 FOR ANNUAL MEETING TO BE HELD ON MAY 21, 1998
                            ------------------------

                              GENERAL INFORMATION

     The Board of Directors has fixed Tuesday, March 31, 1998 at the close of business, as the record date for determination of stockholders entitled to notice of and to vote at the meeting. Only holders of record of shares of common stock at the close on that date are entitled to vote. The stock transfer books will not be closed.

     THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY IN CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 1998. THE PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN A MANNER DIRECTED THEREIN. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE NOMINEES OF THE BOARD AND FOR THE PROPOSAL TO RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY. A Proxy may be revoked at any time before it is exercised by delivering written notice of such revocation to the Secretary of the Company prior to the annual meeting or by voting by ballot at the annual meeting. The cost of soliciting proxies will be borne by the Company. Solicitation will be made primarily by mail, however, regular employees of the Company, without additional remuneration, may solicit proxies by telephone, telegram and in person. The proxy materials will be mailed to stockholders of record beginning on or about April 22, 1998.

     The Annual Report of the Company, including audited consolidated balance sheets of the Company as of December 31, 1997 and 1996 and audited consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1997, accompanies this Proxy Statement.

     The common stock constitutes the only class of securities of the Company authorized to vote at the annual meeting. As of the close of business on March 31, 1998, there were 4,497,584 shares of common stock outstanding. Each share is entitled to one vote. However, shareholders voting for the election of directors may cumulate their votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares entitled to be voted by such shareholders, or may distribute their votes on the same principle among as many candidates as they choose, provided that the votes cannot be cast for more than the total number of directors to be elected at the meeting. No shareholder may cumulate votes until the candidate's name has been placed in nomination prior to the voting and at least one shareholder at the meeting has given notice prior to the voting of the intention to cumulate votes. If such notice is given, every shareholder present, in person or by proxy, at the meeting may cumulate votes. Unless otherwise instructed, proxyholders will vote the proxies received by them for the eight nominees named below. However, in the case of cumulative voting, proxyholders may cumulate votes in the election of directors, and may allocate the votes among one or more of the nominees as the proxyholders deem appropriate.

     The Bylaws of the Company require advance notification of the intent of any shareholder to nominate a person for the position of Director of the Company. The Bylaws require that a shareholder's notice of his intent to nominate a person shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within thirty days before or after such anniversary date, notice by the shareholder to be timely must be so received no later than the close of business on the 15th day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made. The shareholder's notice must set forth certain information regarding the shareholder and the nominee as set forth in the Bylaws. Any nomination made which does not comply with the requirements of the Bylaws will be disallowed and such nomination will not be placed before the shareholders.

     Votes cast by proxy or in person at the annual meeting will be counted by the person(s) appointed by the Company to act as election inspector(s) for the meeting. The election inspector(s) will treat shares represented by proxies that "withhold authority to vote" as shares that are present and entitled to vote for purposes of determining the presence of a quorum, the election of directors or the outcome of certain other matters.

     The election inspector(s) will treat shares referred to as "broker non-votes" as shares present and entitled to vote for purposes of determining the presence of a quorum. However, as to any matter as to which the broker has physically indicated on the proxy that the broker does not have discretionary authority to vote the shares, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

     Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated in the accompanying Proxy and as summarized elsewhere in this Proxy Statement.

                             ELECTION OF DIRECTORS

     Each director is elected to serve until the next annual meeting and until a successor has been elected and qualified. In the election of directors, shares present but not voting will be disregarded (except for quorum purposes) and the candidates for election receiving the highest number of affirmative votes of the shares entitled to vote, up to the number of directors to be elected, will be elected and votes cast against a candidate or votes withheld will have no legal effect.

                                                                                      SERVED AS
         NAME            AGE(1)                PRINCIPAL OCCUPATION                 DIRECTOR SINCE
         ----            ------                --------------------                 --------------
William E. Lindsey.....    60      Chairman of the Board, Chief Executive                1988
                                   Officer of the Company
Michael P. Grella......    41      President of the Company                              1988
Magnus Gunnarsson......    51      President of Capital Consulting                       1997
Ralph O. Hellmold......    57      President of Hellmold Associates                      1997
Aaron Mendelsohn.......    46      Private investor                                      1988
Christer Salen.........    56      Director of EXXTOR, Chairman of European              1989
                                   Aircraft Investors, Caledonian Steamship
                                   Company and SCS Management Limited
Kenneth Taylor.........    66      Retired Vice-President -- Technical of                1994
                                   International Lease Finance Corporation
Stuart M. Warren.......    55      President, Warren & Sklar, a law corporation          1988

---------------
(1) As of December 31, 1997.

     MR. LINDSEY has served as Chairman of the Board of Directors, Chief Executive Officer and a Director of the Company since 1988. He has over 30 years of aviation experience as an aeronautical and astronautical engineer, attorney, aircraft salesman, fleet and financial planner, and airline manufacturing executive. Prior to joining the Company, he was Chairman of the Board of Directors of Aircraft Finance Corporation ("AFC"), a privately held company engaged in the acquisition, disposition and leasing of used commercial aircraft, for approximately three years. In 1987, AFC was engaged by Sunworld Airlines to manage its operations because Sunworld Airlines was in financial distress. As a result of that engagement, Mr. Lindsey became Chairman of the Board of Sunworld Airlines. In 1988, Sunworld Airlines entered bankruptcy proceedings and discontinued operations the same year. Previously, Mr. Lindsey was employed by Western Airlines for approximately 15 years as the Manager of Operations, as an attorney in the corporate law department, and as the Director of Fleet Planning with responsibility for the evaluation, negotiation and acquisition of aircraft. From 1967 to

1972, in addition to his duties for Western Airlines, Mr. Lindsey was qualified as a Designated Engineering Representative (DER) for the Federal Aviation Administration (the "FAA"), which allowed him to approve all of Western Airlines' aircraft operational parameters on behalf of the FAA. He holds a B.S. in aeronautical engineering from Northrop University and a J.D. from Loyola University School of Law, Los Angeles.

     MR. GRELLA has served as President of the Company since 1988. Prior to joining the Company, he was President of AFC for approximately three years. Previously, Mr. Grella served for seven years as Director of Marketing for Aircraft Investment Corporation. In that capacity, he was responsible for the marketing, negotiation and sale of commercial jet aircraft on several continents, as well as for research, evaluation, pricing and contract administration. Mr. Grella's experience also includes the evaluation, inspection, selection and acquisition of aircraft on an international basis; and the negotiation and management of a multiple aircraft modification program for a major U.S. manufacturer. Mr. Grella holds a B.S. in business from Brockport University.

     MR. GUNNARSSON is the founder and President of Capital Consulting, an Iceland based airline consulting firm specializing in the leasing of aircraft worldwide for various airline operators and investors. Prior to forming Capital Consulting, he was the Managing Director of the Union of Icelandic Fish Producers and Chairman of the Board of the Icelandic Export Council from 1986 to 1994. He was Managing Director of the Confederation of Icelandic Employers from 1983 to 1986, Vice Chairman of Esso Oil Company in Iceland from 1981 to 1983 and Managing Director of Eagle Air, an Icelandic charter airline, from 1976 to 1981. He is a former professor of economics and management at the Icelandic Commercial College and a graduate of the same institution.

     MR. HELLMOLD is the founder and President of Hellmold Associates, Inc., an investment banking boutique which specializes in mergers and acquisitions and acts as general partner of a hedge fund. Mr. Hellmold is also a director of Core Materials Corp. (a plastics manufacturer), AHL Shipping Company, The Gammon Group (a circuit board manufacturer) and Q.C. Leasing, and he is an independent trustee of Ridgewood Electric Power Trusts II and III, Delaware business trusts. Prior to forming Hellmold Associates in 1990, Mr. Hellmold was a Managing Director at Prudential-Bache Capital Funding, where he served as co-head of the Corporate Finance Group, co-head of the Investment Banking Committee and head of the Financial Restructuring Group. From 1974 until 1987, Mr. Hellmold was a partner at Lehman Brothers and its successors, where he worked in Corporate Finance and co-founded the Financial Restructuring Group.

     MR. MENDELSOHN currently is a private investor and was an Associate Director of Bear Stearns & Co. Inc. from 1988 to March 1997. Mr. Mendelsohn was responsible for the public financing in 1984 of Wings West Airlines Inc, a commuter airline that was sold to American Airlines in 1987. He currently serves on the Board of Directors of Display Products, Inc (an electronics firm), Advanced Bionics Corporation (a medical device technology company), and AMMI (a company engaged in the design and manufacture of "smart cards"). He received his B.A. from the University of California at Los Angeles, his J.D. from Loyola University School of Law, Los Angeles and is a member of the State Bar of California (inactive status).

     MR. SALEN has been engaged in the shipping and aviation sectors of the transport industry for his entire working life. He is a director of EXXTOR Group, Ltd., a London-based holding company for ventures principally engaged in surface transportation and airline operations out of the United Kingdom. Mr. Salen was the founding partner of Cargolux Airlines International, S.A. and currently is also Chairman of European Aircraft Investors (an aviation holding company), Caledonian Steamship Company (a shipping holding company) and SCS Management Limited (a management company).

     MR. TAYLOR retired from International Lease Finance Corporation ("ILFC") in early 1994 where he served as Vice President-Technical. Prior to joining ILFC in 1983, Mr. Taylor was an officer, director and principal shareholder of Century International, Ltd., which was engaged in the business of aircraft sales, leasing and financing from 1978 to 1983. Prior to 1978, Mr. Taylor was an executive of TigerAir, Inc. and he was active in the airline industry with Douglas Aircraft Company, Fairchild Aircraft Marketing Company and DeHavilland Aircraft of Canada.

     MR. WARREN has served as Secretary and a Director of the Company since 1988. Mr. Warren is currently a principal in Warren & Sklar, a law corporation. He has been a practicing attorney for the past 30 years, during the last 28 of which he has been actively engaged in representing clients in the aviation industry. Mr. Warren was engaged as an attorney for The Flying Tiger Line Inc. for approximately 14 years and thereafter represented ILFC as well as other leasing companies and airlines in connection with the purchase, finance and lease of aircraft. He received his A.B. from Princeton University and his LL.B. from the Harvard Law School and is a member of the State Bars of California and New York.

DIRECTOR COMPENSATION

     The Company pays outside directors an annual fee of $8,000 and a fee of $1,000 for each board meeting attended in person and $500 for each telephonic board meeting attended and $500 for each committee meeting attended. All directors are reimbursed for their reasonable out-of-pocket expenses incurred to attend Board of Directors or committee meetings.

     The Board of Directors and shareholders of the Company have adopted the Company's 1997 Eligible Directors Stock Option Plan (the "1997 Directors Plan"). The purpose of the 1997 Directors Plan is to promote the success of the Company by providing an additional means through the grant of stock options to attract, motivate and retain experienced and knowledgeable Eligible Directors (as defined below). The 1997 Directors Plan provides that annually an Eligible Director will receive an option to purchase 5,000 shares of common stock at an exercise price equal to the market price of the common stock on the date of grant. The Board of Directors has authorized 50,000 shares of common stock for issuance under the 1997 Directors Plan. Stock options granted under the 1997 Directors Plan will expire five years after the date of grant. If a person's service as a member of the Board of Directors terminates, any unexercisable portion of the option shall terminate and the option will terminate six months after the date of termination or the earlier expiration of the option by its terms. Options generally vest over a three-year period. Upon a Change in Control Event (as defined in the 1997 Directors Plan), the options will become fully exercisable. "Eligible Director" means a member of the Board of Directors of the Company who as of the applicable date of grant is not (i) an officer or employee of the Company or any subsidiary, or (ii) a person to whom equity securities of the Company or an affiliate have been granted or awarded within the prior year under or pursuant to any other plan of the Company or an affiliate that provides for the grant or award of equity securities.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     The Amended and Restated Articles of Incorporation contain provisions that eliminate the personal liability of its directors for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company has entered into indemnity agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnity agreements require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

COMMITTEES AND ATTENDANCE

     An Audit Committee has been formed, the members of which are Aaron Mendelsohn, Ralph Hellmold and Kenneth Taylor. The Audit Committee's duties include reviewing internal financial information, monitoring cash flow, budget variances and credit arrangements, reviewing the audit program of the Company, reviewing with the Company's independent auditors the results of all audits upon their completion, annually selecting and recommending independent accountants, overseeing the quarterly unaudited reporting process and taking such other action as may be necessary to assure the adequacy and integrity of all financial information distributed by the Company. The Audit Committee did not meet in 1997.

     A Compensation Committee was formed in 1997, the members of which are Aaron Mendelsohn, Kenneth Taylor, and Stuart M. Warren. The Compensation Committee recommends compensation levels of senior management and works with senior management on benefit and compensation programs for Company employees. During 1997, the compensation committee met on four occasions.

     There were five meetings of the Board of Directors during 1997. All directors attended more than 75% of the meetings of the Board of Directors and committees of which they are members.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of annual and long-term compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and each of the most highly compensated executive officers of the Company (other than the Chief Executive Officer) whose total annual salary and bonus for the year ended December 31, 1997 was in excess of $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                  ANNUAL COMPENSATION        COMPENSATION AWARDS
                                              ---------------------------    -------------------
                                              YEAR     SALARY      BONUS      NUMBER OF OPTIONS
                                              ----    --------    -------    -------------------
William E. Lindsey........................    1997    $126,223    $16,000          293,332
  Chairman of the Board and                   1996     120,000         --
  Chief Executive Officer
Michael P. Grella.........................    1997      96,095     14,000          195,555
  President

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of William E. Lindsey, the Chairman of the Board and Chief Executive Officer of the Company, and Michael P. Grella, the President of the Company. Each employment agreement provides for a term of approximately three years and automatically extends annually one additional year unless notice is given by the Company or the employee. Mr. Lindsey and Mr. Grella are entitled to a base salary of $160,000 and $140,000 per year, respectively, and each is entitled to a bonus based upon certain pretax income targets, which could amount to bonuses of up to 125% of the employee's base salary.

     Under each employment agreement, in the event of a termination of the employee's employment without cause, his total disability (as defined in the agreements) or the employee resigns for "good reason" (as defined in the agreements) within one year of a "change in control" (as defined below), the employee is entitled to receive, in addition to salary and bonuses accrued to the date of termination, all amounts payable under the agreement as though such termination, total disability or resignation for good reason had not occurred. A "change in control" occurs under the agreements upon (i) approval by the shareholders of the Company of the dissolution or liquidation of the Company;
(ii) approval by the shareholders of the Company of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities not a subsidiary of the Company, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be owned, directly or indirectly, by shareholders of the Company immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Company's securities from the record date for such approval until such reorganization and that such record owners hold no securities of the other parties to such reorganization, but including in such determination any securities of the other parties to such reorganization held by affiliates of the Company); (iii) approval by the shareholders of the Company of the sale, lease, conveyance or other disposition of all or substantially all of the Company's business and/or assets to a person or entity which is not a wholly owned subsidiary of the Company; (iv) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), other than a person who is the beneficial owner (as defined in Rule 13d-3 under the Exchange
Act) of more than 20% of the outstanding shares of common stock of the Company at the time of the execution of the employment agreements (or an affiliate, successor, heir, descendant or related party of or to any such person), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25% of the combined voting power of the Company's then outstanding securities entitled to then vote generally in the election of directors of the Company; or (v) a majority of the Board of Directors of the Company not being comprised of Continuing Directors. For purposes of this definition, "Continuing Directors" are persons who were (A) members of the Board of Directors of the Company on the date of the employment agreements or (B) nominated for election or elected to the Board of Directors of the Company with the affirmative vote of at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

EXISTING STOCK OPTIONS

     The following table sets forth the options granted to executive officers named in the Summary Compensation Table during 1997:

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                              NUMBER OF
                              SECURITIES   PERCENT OF TOTAL
                              UNDERLYING      GRANTED TO
                               OPTIONS       EMPLOYEES IN     EXERCISE PRICE                     GRANT DATE PRESENT
            NAME              GRANTED(#)     FISCAL YEAR        ($/SHARE)      EXPIRATION DATE      VALUE ($)(1)
            ----              ----------   ----------------   --------------   ---------------   ------------------
William E. Lindsey..........   293,332           59.1%            $4.50            3/31/07            $779,597
Michael P. Grella...........   195,555           39.4             $4.50            3/31/07            $519,731

---------------
(1) The following assumptions were used under the Black-Scholes method: dividend yield 0%; expected volatility 32.3%; risk-free rate of return 6.6% and expected lives of 5 years.

                   OPTIONS EXERCISES AND YEAR-END VALUE TABLE
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

                                                                     NUMBER OF SECURITIES
                                                                          UNDERLYING         VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS AT   IN-THE-MONEY OPTIONS
                                                                      FISCAL YEAR-END(#)        AT FY-END ($)
                          SHARES ACQUIRED                           ----------------------   --------------------
                            ON EXERCISE                                  EXERCISABLE/            EXERCISABLE/
          NAME                  (#)         VALUE REALIZED ($)(1)       UNEXERCISABLE          UNEXERCISABLE(2)
          ----            ---------------   ---------------------   ----------------------   --------------------
William E. Lindsey......       6,666               $13,422              71,666/215,000        $349,372/1,048,125
Michael P. Grella.......       4,444                 8,949              47,778/143,333           232,918/698,748

---------------
(1) Market value of underlying securities at exercise, minus the exercise price.

(2) "Spread" calculated by subtracting the exercise or base price from the closing stock price of $9.375 at December 31, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the year ended December 31, 1997, all decisions regarding executive compensation were made by the Board of Directors of the Company. William E. Lindsey and Michael P. Grella, directors and executive officers of the Company, did not participate in deliberations by the Board of Directors of the Company regarding executive compensation. None of the executive officers of the Company currently serves on the compensation committee of another entity or any other committee of the board of directors of another entity performing similar functions.

CERTAIN TRANSACTIONS

     ILFC is a shareholder of the Company. During 1995 and 1997, the Company purchased aircraft from ILFC for an aggregate purchase price of $41.5 million and $89.1 million, respectively. None were purchased during 1996. At December 31, 1996 and 1997, 79% and 88%, respectively, of the Company's gross fleet cost was comprised of aircraft acquired from ILFC. The Company financed these acquisitions through bank loans, partially guaranteed by ILFC, as well as loans from ILFC. ILFC provides these guarantees to lenders through an asset value guarantee ("AVG"). ILFC's financial support has allowed the Company to finance aircraft purchases at more favorable leverage than the Company could otherwise obtain. The Company's typical operating lease transaction with an AVG requires a cash investment by the Company of approximately 5% to 15% of the aircraft purchase price while the industry standard ranges from 20% to 30%. At December 31, 1996 and 1997, $34.2 million and $44.1 million, respectively, of notes payable were covered by AVG and an additional $10.2 million and $36.7 million of notes payable, respectively, were due to ILFC.

     At December 31, 1997, the Company had one aircraft on lease to ILFC which is subleased to Compania Panamena De Aviacion, S.A. ("COPA"). The lease originated in August 1994 and provides for monthly rents of $80,000 through August 1999. The Company recognized rental income of $960,000 from the lease during each of the years ended 1995, 1996 and 1997.

     In 1997, the Company leased an aircraft to a third party for a three year period for which ILFC guaranteed certain rental payments. In connection with that lease, ILFC also guaranteed repayment of the related lease deposit of $1.6 million to the lessee.

     The Company has an agreement with ILFC relating to the December 1995 purchase of an aircraft which provides for recovery of an operating loss, as defined in the acquired lease. The Company estimates this loss will be incurred through 1999. Accordingly, the Company reduced the purchase price of the related aircraft and recognized a receivable for the present value of the estimated recovery aggregating $579,000. The amount due from ILFC at December 31, 1996 and 1997 was $441,000 and $238,000, respectively, which includes accrued interest of $87,000 and $12,000, respectively. The loss stems from a stated lease rate which was less than the market lease rate at the date of acquisition. Accordingly, the Company allocated additional cost to the purchase price and recognized deferred rent aggregating $1,747,000 for the present value of the difference between the market and stated rent. Deferred rent will be amortized on the straight line method over the remaining lease term. At December 31, 1996 and 1997, deferred rent from the lease was $1,497,000 and $1,247,000, respectively.

     The Company realized consulting fee revenues of $347,000, $78,000 and $25,000 during the years 1995, 1996 and 1997, respectively, for services to ILFC. The consulting services provided to ILFC by the Company included assisting in the marketing and remarketing of aircraft and related assets.

     The Company's Chief Executive Officer and President own Great Lakes Holding, an affiliated company. From time to time, these officers provide consulting services to Great Lakes Holding, consisting of portfolio management and technical services. In consideration of these services, Great Lakes Holding paid the Company $144,000 for each of the years 1995 and 1996 and $12,000 for 1997. No further consulting fees are expected to be received from Great Lakes Holding.

     In connection with the purchase of aircraft by the Company, the Company borrowed from Great Lakes Holding an aggregate of $2.1 million, due in June 1998 and bearing interest at 6.5%.

     During 1995, ILFC advanced the Company $696,000 to assist with the financing of an aircraft purchase which the Company repaid during 1996. No amounts were due at December 31, 1996 or 1997.

     The Company intends to continue its relationship with ILFC, where appropriate, to facilitate the purchase, lease, re-lease and sale of aircraft.

     Management of the Company believes that the terms of the above described transactions were as or more favorable to the Company than the Company could have received from non-affiliated third parties.

     The following Report of the Compensation Committee and the Company Performance Graph included in this Proxy Statement shall not be determined to be incorporated by reference by a general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report or the Company Performance Graph by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such acts.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee, which is comprised entirely of nonemployee Directors, establishes base compensation rates for the Company's executive officers, and approves awards under the Company's 1997 Stock Option and Award Plan, among other duties. This report addresses the Company's compensation policies for 1997 as they affect the Chief Executive Officer and the President, who were the Company's most highly paid executives in 1997, and other executive officers of the Company.

     The Committee's executive compensation policies are designed to provide competitive compensation opportunities, to reward executives consistent with the Company's performance, to recognize individual performance and responsibility, to assist the Company in attracting and retaining qualified executives and, most importantly, to underscore the importance of creating total shareholder value. The principal elements of compensation are base salaries, annual cash bonuses, and long-term stock based incentives. By design, the variable or at-risk components of compensation are proportionately greater for senior executives, in recognition of their greater potential impact on the Company's results.

     All compensation decisions are determined following a detailed review of many factors that the Company believes are relevant, including the Company's achievements over the past year, external competitive data, each individual's contributions to the Company's success, significant changes in roles or responsibilities, and the internal equity of pay relationships.

     The competitiveness of the Company's total compensation program -- incorporating base salaries, annual cash bonuses, and long-term stock-based incentives -- is assessed regularly. Data for comparison is drawn from surveys of leasing and aircraft industry peer groups. The Committee believes that the compensation of these peer groups for companies with similar revenues and market capitalization are comparable to that of the Company.

     Immediately prior to the Company's initial public offering in November 1997, the Company entered into employment agreements with each of William E. Lindsey, the Chairman of the Board and Chief Executive Officer of the Company, and Michael P. Grella, the President of the Company. Each employment agreement provides for a term of approximately three years and will automatically extend annually one additional year unless notice is given by the Company or the employee. Mr. Lindsey and Mr. Grella are entitled to a base salary of $160,000 and $140,000 per year, respectively, and each is entitled to a bonus based upon certain pretax income targets, which could amount to bonuses of up to 125% of the employee's base salary. See "Election of Directors -- Employment Agreements" above.

     During 1997, the Company awarded bonuses of $16,000 and $14,000 to Mr. Lindsey and Mr. Grella, respectively based on the Company's achievements during 1997. These bonuses were not the result of the employment agreements entered into by Mr. Lindsey and Mr. Grella discussed above.

     During March 1997, the Company extended the expiration date of options to acquire 293,332 and 195,555 shares of common stock of the Company held by Mr. Lindsey and Mr. Grella, respectively, to March 31, 2007, which vest 25% in 1997 and 25% in each of the following three years.

     The Company intends to comply with the requirements of Section 162(m) of the Internal Revenue Code with respect to maintaining tax deductibility for all executive compensation, except in circumstances where the Compensation Committee believes that such compliance would not be in the best interests of the Company or its stockholders. The Company believes that all executive officer compensation paid in 1997 met the deductibility requirements of Section 162(m).

                                          Compensation Committee of the Board of
                                          Directors

                                          Aaron Mendelsohn
                                          Kenneth Taylor
                                          Stuart M. Warren

                              COMPANY PERFORMANCE

     The following graph indicates the performance of the cumulative total return to stockholders of the Company's common stock during the period from November 5, 1997 (the date an which the Company's common stock became publicly traded) in comparison to the cumulative return on the Nasdaq Stock Market-US index and the Nasdaq Financial index. The graph covers the period November 5, 1997 through February 28, 1998.

                 COMPARISON OF 4 MONTH CUMULATIVE TOTAL RETURN*
AMONG INTERNATIONAL AIRCRAFT INVESTORS, THE NASDAQ STOCK MARKET (U.S.) INDEX AND
                           THE NASDAQ FINANCIAL INDEX

        MEASUREMENT PERIOD            INTERNATIONAL        NASDAQ STOCK           NASDAQ
      (FISCAL YEAR COVERED)         AIRCRAFT INVESTORS     MARKET (U.S.)         FINANCIAL
11/5/97                                    100                  100                 100
NOV-97                                      96                  101                 102
DEC-97                                      94                   99                 110
JAN-98                                      99                  102                 105
FEB-98                                     100                  112                 111

---------------
* Assumes $100 invested on November 5, 1997 in the Company's common stock and on October 31, 1997 in the Nasdaq Stock Market-US index and the Nasdaq Financial index and assumes reinvestment of dividends. No cash dividends have ever been declared on the Company's common stock.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of December 31, 1997 for (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's common stock, (ii) each director of the Company, (iii) the Chief Executive Officer and President and (iv) all executive officers and directors of the Company as a group.

                                                              NUMBER OF    PERCENT
                          NAME(1)                              SHARES      OF CLASS
                          -------                             ---------    --------
Christer Salen(2)...........................................   402,540        9.0%
Sven Salen(3)...............................................   339,725        7.6
William E. Lindsey(4).......................................   117,000        2.6
Michael P. Grella(5)........................................    78,000        1.7
Magnus Gunnarsson...........................................        --         --
Ralph O. Hellmold...........................................    10,000          *
Aaron Mendelsohn(6).........................................    70,273        1.6
Kenneth Taylor..............................................    20,296          *
Stuart M. Warren............................................    72,220        1.6
Heartland Advisors, Inc. ...................................   300,000        6.7
All directors and executive officers as a group (11
  persons)(7)...............................................   787,879       17.5

---------------
 *  Less than one percent

(1) The address for each of named individuals is 3655 Torrance Boulevard, Suite 410, Torrance, California 90503.

(2) Shares are held by European Aircraft Investors Limited. Christer Salen is a director of and owns 9% of the outstanding stock of European Aircraft Investors Limited. The remaining stock of European Aircraft Investors Limited is indirectly owned by discretionary trusts of which Mr. Salen is not a beneficiary. Mr. Salen disclaims beneficial ownership of the shares held by such trusts. Christer Salen is the brother of Sven Salen and disclaims beneficial ownership of the shares beneficially owned by Sven Salen.

(3) Shares are held by Salenia AB. Salenia AB is beneficially owned by Sven Salen and his family. Sven Salen is the brother of Christer Salen and disclaims beneficial ownership of the shares beneficially owned by Christer Salen and European Aircraft Investors.

(4) Includes 71,666 shares subject to options exercisable as of December 31, 1997.

(5) Includes 47,778 shares subject to options exercisable as of December 31, 1997.

(6) Shares are owned by G-G Associates, a general partnership. Mr. Mendelsohn shares voting and dispositive power.

(7) See footnotes (2), (3) and (6). Includes an aggregate of 121,388 shares subject to options exercisable as of December 31, 1997.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain of its officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Commission. Officers, directors and greater than 10 percent stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of all 16(a) forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the year ended December 31, 1997, all filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with, except that Mr. Taylor filed one late report covering two transactions.

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP was selected as the Company's independent auditors for 1997 and for the current year, having served in that capacity since 1995. It is expected that a representative of KPMG Peat Marwick LLP will be present at the annual meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals, if any, which may be considered for inclusion in the Company's proxy materials for the 1999 Annual Meeting must be received by the Company at its headquarters office not later than November 16, 1998, and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's Proxy materials for that meeting.

                                 OTHER MATTERS

     The Board of Directors has no present intention to present to the meeting for action any matters other than those described above and matters incident to the conduct of the meeting. If any other business comes before the meeting or any adjournment thereof (including but not limited to matters of which the Board of Directors is currently unaware) for which specific authority has not been solicited from the stockholders, then to the extent permitted by law, including the rules of the Securities and Exchange Commission, the Proxy grants to the persons named therein the discretionary authority to vote thereon in accordance with their best judgment.

     A COPY OF THE COMPANY'S FORM 10-K ANNUAL REPORT FOR 1997 TO THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST ADDRESSED TO THE COMPANY, 3655 TORRANCE BOULEVARD, SUITE 410, TORRANCE, CALIFORNIA 90503, ATTENTION SHAREHOLDER RELATIONS.

     ALL STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          STUART M. WARREN
                                          Secretary
April 16, 1998

                        INTERNATIONAL AIRCRAFT INVESTORS
                                      PROXY
                       1998 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned shareholder of International Aircraft Investors (the "Company") hereby appoints William E. Lindsey and Michael P. Grella as Proxies of the undersigned, with full power of substitution, authorizes them to represent and to vote, as designated on the reverse, all of the shares of common stock of International Aircraft Investors held of record by the undersigned on March 31, 1998, at the 1998 Annual Meeting of Shareholders of the Company to be held May 21, 1998, or any adjournment thereof. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTORS AND FOR ITEM 2 BELOW. IF CUMULATIVE VOTING IS INVOKED, THE PROXYHOLDERS MAY CUMULATE VOTES IN THE ELECTION OF DIRECTORS AND MAY ALLOCATE THE VOTES AMONG ONE OR MORE OF THE NOMINEES AS THE PROXYHOLDERS DEEM APPROPRIATE.


                   (Continued and to be signed on other side)

Please mark your vote as in this example  [X]



1.  ELECTION OF DIRECTORS

FOR all nominees listed below (except as marked to the contrary below)    [ ]

WITHHOLD AUTHORITY to vote for all nominees listed below    [ ]

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW

Nominees: William E. Lindsey, Michael P. Grella, Magnus Gunnarsson, Ralph O. Hellmold, Aaron Mendelsohn, Christer Salen, Kenneth Taylor, Stuart M. Warren


2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company.

FOR   [ ]     AGAINST   [ ]         ABSTAIN   [ ]


   In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

   Receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated April 16, 1998, is hereby acknowledged.


Signature (s)___________________________________________ Date ________________
Please sign exactly as your name (s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.